Exhibit 99.1

SOUTHLAND HOLDINGS LLC
Consolidated Financial Statements
Years Ended December 31, 2022, 2021 and 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Southland Holdings, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Southland Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Claims and estimates to complete associated with long-term contracts

As described further in Notes 2 and 7 to the financial statements, revenues derived from long-term contracts are recognized as the performance obligations are satisfied over time. The Company uses the input method, measured by the percentage of cost incurred to date to estimated total costs for each project to recognize revenue. Under the input method, the determination of the progress towards completion requires management to prepare estimates of the costs to complete. In addition, the Company’s contracts may include variable consideration related to contract modifications through claims, and management must estimate the timing and amount of claims revenue to recognize. We identified claims and estimates to complete associated with long-term contracts as a critical audit matter.

The principal consideration for our determination that estimates to complete associated with long-term contracts is a critical audit matter is that auditing management's estimate of the progress toward completion of its projects was complex and subjective. This is due to the considerable auditor judgment required to evaluate management's determination of the forecasted costs to complete its long-term contracts as future results may vary significantly from past estimates due to changes in facts and circumstances. In addition, the principal consideration for our determination that claims associated with long-term contracts is a critical audit matter is that auditing the Company's measurement of variable consideration is complex and highly judgmental and can have a material effect on the amount and timing of revenue recognized.

Our audit procedures related to the claims and estimates to complete associated with long-term contracts included the following, among others:

●	For a selection of long-term contracts, we evaluated the reasonableness of significant assumptions used to develop the estimates to complete by conducting interviews with project personnel and performing a retrospective analysis using historical actual costs and trends.

●	We tested the completeness and accuracy of the costs incurred to date and the total estimated costs for a sample of long-term contracts.

●	For a selection of long-term contracts, we tested the estimated variable consideration related to recorded claims revenue by evaluating the likelihood of a significant reversal of revenue at a later date, and tracing amounts to supporting documentation.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2022.

Dallas, Texas
March 22, 2023

SOUTHLAND HOLDINGS, LLC

Consolidated Balance Sheets

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$57,915	$63,342
Restricted cash	14,076	47,900
Accounts receivable, net	135,678	126,702
Retainage receivables	122,682	110,971
Contract assets	512,906	374,624
Other current assets	24,047	22,977
Total current assets	867,304	746,516

Property and equipment, net	114,084	156,031
Right-of-use assets	16,893	15,816
Investments - unconsolidated entities	113,724	103,610
Investments - limited liability companies	2,590	1,926
Investments - private equity	3,261	3,925
Goodwill	1,528	1,528
Intangible assets, net	2,218	3,215
Other noncurrent assets	3,703	3,186
Total noncurrent assets	258,001	289,237
Total assets	1,125,305	1,035,753

Accounts payable	$126,385	$146,455
Retainage payable	33,677	32,706
Accrued liabilities	121,584	115,057
Current portion of long-term debt	46,322	41,333
Short-term lease liabilities	16,572	20,048
Contract liabilities	131,557	111,286
Total current liabilities	476,097	466,885

Long-term debt	227,278	195,597
Long-term lease liabilities	10,032	13,496
Deferred tax liabilities	3,392	5,962
Other noncurrent liabilities	48,622	51,462
Total long-term liabilities	289,324	266,517
Total liabilities	765,421	733,402

Commitment and contingencies (Note 18)

Noncontrolling Interest	10,446	11,057
Members’ capital	327,614	267,831
Preferred stock	24,400	24,400
Accumulated other comprehensive income	(2,576)	(937)
Total equity	359,884	302,351
Total liabilities and equity	$1,125,305	$1,035,753

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
Consolidated Statements of Operations

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Revenue	$1,161,431	$1,279,186	$1,057,936
Cost of construction	1,020,497	1,164,998	964,536
Gross profit	140,934	114,188	93,400
Selling, general, and administrative expenses	58,231	58,136	49,653
Operating income	82,703	56,052	43,747
(Gain) loss on investments, net	76	(898)	(2,068)
Other income, net	(2,204)	(2,780)	(1,839)
Interest expense	8,891	7,255	8,096
Earnings before income taxes	75,940	52,475	39,558
Income tax expense	13,290	10,945	9,406
Net income	62,650	41,530	30,152
Net income (loss) attributable to noncontrolling interests	2,108	2,810	(3,516)
Net income attributable to Southland Holdings	$60,542	$38,720	$33,668

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC

Consolidated Statements of Comprehensive Income

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Net income	$62,650	$41,530	$30,152
Foreign currency translation adjustment(1)	(1,718)	838	(771)
Comprehensive income	$60,932	$42,368	$29,381
Comprehensive income attributable to:
Noncontrolling interest	2,029	2,849	(3,361)
Members’ capital	$58,903	$39,519	$32,742

(1)	Foreign currency translation adjustment is presented net of nominal tax expense for the years ended December 31, 2022, December 31, 2021, and December 31, 2020.

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
Consolidated Statements of Equity

(Amounts in thousands)	Preferred stock	Accumulated other comprehensive income	Members’ capital	Majority	Noncontrolling interest	Total equity
Balance as of December 31, 2019	$35,000	$(809)	$212,461	$246,652	$7,147	$253,799
Preferred stock	(9,000)	-	-	(9,000)	-	(9,000)
Preferred stock dividends	-	-	(1,039)	(1,039)	(188)	(1,227)
Other	-	-	(4)	(4)	16	12
Distributions to members	-	-	(10,334)	(10,334)	-	(10,334)
Net income (loss)	-	-	33,668	33,668	(3,516)	30,152
Other comprehensive income loss	-	(927)	-	(927)	156	(771)
Balance as of December 31, 2020	$26,000	$(1,736)	$234,752	$259,016	$3,615	$262,631
Preferred stock	(1,600)	-	(709)	(2,309)	(128)	(2,437)
Acquisition of Heritage minority interest	-	-	(3,942)	(3,942)	3,792	(150)
Other	-	-	-	-	3	3
Capital contributions from noncontrolling interest	-	-	-	-	926	926
Distributions to members	-	-	(990)	(990)	-	(990)
Net income	-	-	38,720	38,720	2,810	41,530
Other comprehensive loss	-	799	-	799	39	838
Balance as of December 31, 2021	$24,400	$(937)	$267,831	$291,294	$11,057	$302,351
Preferred stock	-	-	(1,037)	(1,037)	(188)	(1,225)
Distributions to members	-	-	278	278	(2,452)	(2,174)
Net income	-	-	60,542	60,542	2,108	62,650
Other comprehensive income	-	(1,639)	-	(1,639)	(79)	(1,718)
Balance as of December 31, 2022	$24,400	$(2,576)	$327,614	$349,438	$10,446	$359,884

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
Consolidated Statements of Cash Flows

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income	$62,650	$41,530	$30,152
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	45,697	47,468	39,370
Deferred taxes	(2,103)	(271)	476
Gain on sale of assets	(3,377)	(5,168)	(2,562)
Foreign currency remeasurement loss (gain)	548	136	(6)
(Earnings) loss from equity method investments	(9,299)	(7,239)	(700)
TZC investment present value accretion	(2,355)	(2,265)	(552)
Gain on trading securities, net	(260)	(1,145)	(2,354)
(Increase) decrease in accounts receivable	(18,432)	(7,412)	15,739
Increase in contract assets	(138,677)	(2,116)	(58,523)
Increase in prepaid expenses and other current assets	(1,293)	(765)	(10,016)
(Increase) decrease in ROU assets	(1,315)	5,990	(8,443)
(Decrease) increase in accounts payable and accrued expenses	(13,546)	26,480	(752)
Increase (decrease) in contract liabilities	20,049	(188,654)	(59,945)
Increase (decrease) in operating lease liabilities	1,264	(5,974)	8,219
Other	(5,753)	8,832	(274)
Net cash used in operating activities	(66,202)	(90,573)	(50,171)

Cash flows from investing activities:
Purchase of fixed assets	(4,765)	(18,797)	(30,995)
Proceeds from sale of fixed assets	10,064	11,251	7,232
Loss on investment in limited liability company	336	248	-
Purchase of interest in limited liability company	-	-	(534)
Purchase of trading securities	-	(391)	(743)
Proceeds from the sale of trading securities	927	175	4,645
Purchase of interest of other investments	-	(150)	-
Receipt of funds from sureties	-	-	231,893
Acquisitions, net of cash acquired	-	-	(5,038)
Capital contribution to investees	(1,000)	(835)	(10,643)
Net cash provided by (used in) investing activities	5,562	(8,499)	195,817

Cash flows from financing activities:
Borrowings on line of credit	75,000	67,000	57,000
Payments on line of credit	-	(82,000)	(77,000)
Borrowings on notes payable	281	206,172	34,370
Payments on notes payable	(42,934)	(153,587)	(51,185)
Payments of deferred financing costs	-	(260)	(45)
Advances to related parties	(1,603)	(1,571)	(836)
Payments from related parties	5	1,260	74
Other	-	-	150
Payments on finance lease	(8,157)	(4,716)	(4,124)
Capital contributions from noncontrolling members	-	926	-
Distributions	(2,457)	(2,620)	(6,169)
Preferred stock dividends	-	-	(188)
Net cash provided by (used in) financing activities	20,135	30,604	(47,953)

Effect of exchange rate on cash	1,254	(686)	968

Net (decrease) increase in cash and cash equivalents and restricted cash	(39,251)	(69,154)	98,661
Beginning of period	111,242	180,396	81,735
End of period	$71,991	$111,242	$180,396

Supplemental cash flow information
Cash paid for income taxes	$10,392	$14,093	$1,851
Cash paid for interest	$9,044	$7,519	$8,580
Non-cash investing and financing activities:
Lease assets obtained in exchange for new leases	$19,558	$16,051	$35,333
Assets obtained in exchange for notes payable	$4,091	$-	$-

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC

Notes to the Consolidated Financial Statements

1.	Description of Business

Southland Holdings, LLC (“Southland”, the “Company”, “we”, “us”, or “our”) is a diverse leader in specialty infrastructure construction with roots dating back to 1900. We design and construct projects in the bridges, tunnels, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipelines end markets.

Southland is based in Grapevine, Texas. It is the parent company of Johnson Bros. Corporation, American Bridge Holding Company (“American Bridge”), Oscar Renda Contracting, Southland Contracting, Mole Constructors, Heritage Materials and other affiliates. With the combined capabilities of these six primary subsidiaries and their affiliates, Southland has become a diversified industry leader with both public and private customers. The majority of our customers are located in the United States.

COVID-19 Considerations

Certain impacts to public health conditions particular to the coronavirus (“COVID-19”) outbreak have had a significant negative impact on our operations and profitability. The continuing extent of the impact to our financial performance will depend on future developments, including (i) the duration and spread of the outbreak, (ii) the restrictions and advisories, (iii) the effects on the financial markets, and (iv) the effects on the economy overall, all of which are highly uncertain and cannot be predicted. If our financial performance is impacted because of these developments for an extended period, our results may be materially adversely affected. We cannot anticipate how the potential widespread distribution of a vaccine will mitigate this impact on either COVID-19 or on future variants of the disease.

We are eligible for the Canada Emergency Wage Subsidy (“CEWS”), a subsidy program offered by the Canada Revenue Agency to qualifying employers who have seen a drop in revenue due to COVID-19. Employers are eligible for a subsidy of up to 75% of eligible remuneration, paid by an eligible entity that qualified, to each eligible employee – up to a maximum of $847 per week. For CEWS periods through expiration of the program, we have qualified for subsidies of $2.5 million. We received subsidies of $0.1 million in 2022 and $2.4 million in 2021, which are included in labor and related costs.

Under the provision of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), employers were eligible for a refundable employee retention credit subject to certain criteria. As of December 31, 2022, the Companies had filed a claim with the IRS and expect to receive a refund of $2.4 million in 2023, which is included in other current assets.

2.	Summary of Significant Accounting Policies

a.	Basis of Presentation

These consolidated financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles (“GAAP”). The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) contains guidance that form GAAP. New guidance is released via Accounting Standards Update (“ASU”).

The consolidated financial statements include the accounts of Southland Holdings, LLC and our majority-owned and controlled subsidiaries and affiliates as detailed below. All significant intercompany transactions are eliminated within the consolidations process. Investments in non-construction related partnerships and less-than-majority owned subsidiaries that we do not control, but where we have significant influence are accounted for under the equity method. Certain construction related joint ventures and partnerships that we do not control, nor do we have significant influence are accounted for under the equity method for the balance sheet and under the proportionate consolidation method for the statement of operations.

These consolidated financial statements include the accounts of Southland Holdings, LLC, Southland Contracting, Inc., Johnson Bros. Corporation, a Southland Company (“Johnson Bros. Corporation”), Mole Constructors, Inc., Oscar Renda Contracting, Inc. (“Oscar Renda Contracting”), Heritage Materials, LLC, American Bridge, Renda Pacific LLC, Southland Renda JV (“Southland Renda”), Southland Mole JV (“Southland Mole”), Southland RE Properties LLC, Oscar Renda Contracting of Canada, Ltd., Southland Mole of Canada Ltd. (“Southland Mole of Canada”), Southland Technicore Mole JV (“Southland Technicore Mole”), and Southland Mole of Canada / Astaldi Canada Design & Construction JV (“Southland Astaldi”).

Southland Holdings, LLC, Renda Pacific, LLC, Southland RE Properties, LLC, and Heritage Materials, LLC, are limited liability companies. The members’ liability is limited to our investments within those companies.

b.	Reclassifications

Certain reclassifications have been made to the Company’s prior period consolidated financial information to conform to the current year presentation. These presentation changes did not impact the Company’s consolidated net income, consolidated cash flows, total assets, total liabilities or total equity.

c.	Business Combinations

Business combinations are accounted for using the acquisition method of accounting. We use the fair value of assets acquired and liabilities assumed to account for the purchase price of the acquired business. The determination of fair value requires estimates and judgments of future cash flow expectations to assign fair values to the identifiable tangible and intangible assets. GAAP provides a “measurement period” of up to one year in which to finalize all fair value estimates associated with the acquisition of a business. Most estimates are preliminary until the end of the measurement period. During the measurement period, any material, including material items that were newly discovered, that existed at the acquisition date would be reflected as an adjustment to the initial valuations and estimates. Any changes that do not qualify as measurement period adjustments are included in current period earnings. After the measurement period, any adjustments would be recorded as current period income or expense.

d.	Operating Cycle

Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets as they will be settled in the normal course of contract completion. Some of these contracts will require more than one year to settle.

e.	Foreign Operations and Foreign Exchange Risk

Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risk are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, asset seizure, domestic and foreign import or export changes, and restrictions on currency exchange. Net assets of foreign operations for the years ended December 31, 2022, and December 31, 2021, are approximately 21% and 18%, respectively, of our total net assets.

The financial records of Southland Technicore Mole joint venture, Renda Contracting of Canada, Inc., Southland Mole of Canada, Southland Astaldi joint venture, and various consolidated American Bridge subsidiaries are maintained in local currencies. Results of foreign operations are translated from the local currency to the U.S. dollar (functional and reporting currency) using the average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Certain long-lived assets and liabilities are converted at historical rates. Resulting gains or losses from translating foreign currency financial statements are recorded as other comprehensive income (loss).

We enter foreign currency transactions when a transaction is denominated in currency other than our functional currency. A transaction is initially measured and recorded using the exchange rate on the date of the transaction. Transactions are then remeasured at the end of each reporting period using the exchange rate at that date. The resulting gains or losses are recorded in the consolidated statements of operations within other income, net.

f.	Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness. It is reasonably possible that changes may occur in the near term that would affect our estimates with respect to the input method, the allowance for doubtful accounts, recoverability of unapproved contract modifications, and deferred tax assets.

g.	Segments

We manage our business using two distinct operating segments. Our chief operating decision maker (“CODM”) reviews information pertaining to our Transportation and Civil segments.

The classification of revenue and gross profit for segment reporting purposes is reliant on management judgment. At times, our segments undertake projects together or share resources and equipment. We also allocate some costs between segments which can include facility costs, equipment costs, and other operating expenses.

h.	Concentration Risk

Accounts receivable from seven customers comprised approximately 55% of contract receivables in 2022 and 42% of contract receivables from five customers as of December 31, 2021. As of December 31, 2022, we have two customers that each comprise 11% of our contract receivables.

The percentage of our labor force subject to collective bargaining agreements was 26%, 18%, and 17% as of December 31, 2022, December 31, 2021, and December 31, 2020, respectively. The collective bargaining agreements are due to expire by 2026.

During the year ended December 31, 2022, revenue earned from operations in Texas and Florida was approximately 24.9% and 16.3%, respectively. Remaining revenue earned was from operations is 23 other states or territories. Foreign revenue earned was 15% of total revenue in 9 provinces.

During the year ended December 31, 2021, revenue earned from operations in Texas and Florida was approximately 26.9% and 18.1%, respectively. Remaining revenue earned was from operations in 33 other states, or territories. Foreign revenue earned was 9% of total revenue in 7 provinces.

During the year ended December 31, 2020, revenue earned from operations in Texas and Florida was approximately 37.7% and 10.8%, respectively. Remaining revenue earned was from operations in 31 other states, territories, or provinces. Foreign revenue earned was less than 4% of total revenue.

i.	Revenue and Cost Recognition

We recognize revenue in accordance with FASB ASC 606 (“ASC 606”). In accordance with ASC 606, we follow the five-step process to recognize revenue:

1.	Identify the contract

2.	Identify performance obligations

3.	Determine the transaction price

4.	Allocate the transaction price

5.	Recognize revenue

Most of our contracts consist of firm fixed-price and fixed-price per unit. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Our contracts do not include a significant financing component. The transaction price for our contracts may include variable consideration, which includes increases to transaction price for approved and unpriced change orders, claims, increased performance of units and incentives, and reductions to transaction price for decreased performance of units and liquidated damages.

Variable consideration is recognized when realization of the adjustment is probable, and the amount can be reasonably determined. We recognize adjustments in estimated profit on contracts under the cumulative catch-up method. Our performance obligations are generally satisfied over time as work progresses. Revenue is recognized over time using the input method, measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because we believe expended cost to be the best available measure of progress on contracts. Because of the uncertainties in estimating costs, it is reasonably possible that the estimated used will change within the near term.

Cost of construction includes all direct material, subcontractor, equipment, and labor and certain other direct costs, as well as those indirect costs related to contract performance. Selling, general and administrative costs are charged to operations as directly incurred. Costs to mobilize equipment to a jobsite, prior to substantive work beginning (“mobilization costs”) and costs to insure a contract (“bonds and insurance”) are capitalized as incurred and amortized over the expected duration of the contract. Capitalized contract costs are included as contract assets on the consolidated balance sheets and are amortized over the expected contract length. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

(Amounts in thousands)	December 31, 2022	December 31, 2021
Costs to insure	$25,091	$12,770
Mobilization costs	6,990	5,358
Costs to fulfill contracts, net	$32,081	$18,128

During the years ended December 31, 2022 and December 31, 2021, we amortized $14.5 million and $18.9 million, respectively, of mobilization and costs to insure contracts to cost of construction in the consolidated statements of operations.

Contract assets represent revenues recognized in excess of amounts billed. We anticipate substantially all incurred costs associated with contract assets to be billed and collected within one year or the lifecycle of a construction project. Contract liabilities represents billings in excess of revenues recognized.

We report revenue net of any taxes collected from the customer and remitted to government agencies.

j.	Fair Value Measurement

FASB ASC 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobserved inputs (level 3 measurements). The three levels are defined as follows:

Level 1

Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that we have the ability to access.

Level 2

Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets in inactive markets, inputs other than quoted prices that are observable for the asset or liability, inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3

Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

All assets and liabilities have been valued using a market approach, except for Level 3 assets. Fair values for assets in Level 2 are estimated using quoted market prices for the funds’ investment assets in active and inactive markets. Fair values for assets in Level 3 are estimated based on estimated fair values of the funds’ underlying assets as provided by third-party pricing information without adjustment, which are believed to be illiquid. There were no significant transfers in or out of Levels 1, 2, or 3 during 2021 or 2022.

k.	Cash, Cash Equivalents, and Restricted Cash

We consider all highly liquid instruments purchased with a maturity of three months or less as cash equivalents. We maintain our cash in accounts at certain institutions. The majority of our balances exceed federally insured limits.

We have not experienced any losses in these accounts, and we do not believe they are exposed to any significant credit risk.

Restricted cash and cash equivalents consist of amounts held in accounts in our name at certain financial institutions. These accounts are subject to certain control provisions in favor of various surety and insurance companies for purposes of compliance and security perfections.

Under the terms of the agreements related to the acquisition of American Bridge, the restricted cash deposited by the sureties is of immediate use for completing the active bonded projects at the time of acquisition. As the bonded projects progress toward completion, there are provisions that remove the restrictions on the restricted cash balances based upon the completion status of the backlog of bonded contracts acquired in the acquisition of American Bridge. See Note 4 for more information.

(Amounts in thousands)	December 31, 2022	December 31, 2021
Cash and cash equivalents at beginning of period	$63,342	$30,889
Restricted cash at beginning of period	47,900	149,507
Cash, cash equivalents, and restricted cash at beginning of period	$111,242	180,396

Cash and cash equivalents at end of period	$57,915	$63,342
Restricted cash at end of period	14,076	47,900
Cash, cash equivalents, and restricted cash at end of period	$71,991	111,242

l.	Accounts Receivable, Net

We provide an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Normal contracts receivable are due 30 days after the issuance of the invoice. Retainages are due 30 days after completion of the project and acceptance by the contract owner. Warranty retainage receivables are typically due two years after completion of the project and acceptance by the contract owner. Receivables past due more than 120 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

We expect to collect $62.3 million of our outstanding retainage receivables, net, within the next twelve months.

We can apply in writing at the time of substantial performance of the contract to substitute the amount retained as warranty receivable with a substitute bond of equal or greater value. It is at the discretion of the owners to accept a substitute bond.

As of December 31, 2022, and December 30, 2021, we had an allowance for doubtful accounts of $1.5 million and $3.0 million, respectively.

m.	Inventory

Inventory consists mainly of materials utilized for Heritage Materials’ materials producing plants, is stated at the lower of cost (first in, first out) or net realizable value and is reported in other current assets. As of December 31, 2022, and December 31, 2021, we had inventory of $9.8 million and $10.4 million, respectively.

n.	Debt Issuance Costs

We capitalize costs related to the issuance of debt. Debt issuance costs are presented with noncurrent liabilities as a reduction of long-term debt on our consolidated balance sheets. The amortization of such costs is recognized as interest expense using the interest method over the term of the respective debt instruments to which they pertain.

o.	Property and Equipment

Depreciation on property and equipment is provided by the straight-line method over the estimated useful life of the assets and includes amortization of finance leases. Assets for certain joint ventures are depreciated over the estimated life of the contract. Maintenance and repairs are expensed as incurred, while replacements and improvements are capitalized.

In the case of property and equipment disposal, costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss on a sale or retirement of property and equipment used in construction are recorded within cost of construction. Gains and losses related to all other property and equipment are reflected in other income, net.

A summary of the estimated useful lives is as follows:

Buildings	40 years
Leasehold improvements	Lesser of 15 years or lease term
Auto and trucks	3-7 years
Machinery and equipment	5-10 years
Office and safety equipment	3-7 years

Useful lives of fixed assets may be adjusted as differing equipment use and circumstances present.

p.	Goodwill and Indefinite-Lived Intangibles

Goodwill and indefinite-life intangibles are tested for impairment annually in the fourth quarter, or more frequently if events or circumstances indicate that goodwill or indefinite-lived intangibles may be impaired. We evaluate goodwill at the reporting unit level (operating segment or one level below an operating segment). We identify our reporting unit and determine the carrying value of the reporting unit by assigning the assets and liabilities, including the existing goodwill and indefinite-lived intangibles, to the reporting unit. Our reporting units are based on our organizational and reporting structure. We currently identify three reporting units. We begin with a qualitative assessment using inputs based on our business, our industry, and overall macroeconomic factors. If our qualitative assessment deems that the fair value of a reporting unit is more likely than not less than its carrying amount, we then complete a quantitative assessment to determine the fair value of the reporting unit and compare it to the carrying amount of the reporting unit. For the years ended December 31, 2022, December 31, 2021, and December 31, 2020, based on the result of our qualitative assessments which determined that it was more likely than not that the fair value of the reporting units exceeded the carrying amounts and that the fair value of the indefinite-lived intangible assets exceeded the carrying amounts, we did not complete quantitative assessments and we did not record any impairment of goodwill or indefinite-lived intangible assets.

q.	Valuation of Long-Lived Assets

We review long-lived assets, including finite-lived intangible assets subject to amortization, for impairment upon the occurrence of events or changes in circumstances that would indicate that the carrying value of the asset or group of assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or group of assets to the future net cash flows expected to be generated by the asset or group of assets. If such assets are not considered to be fully recoverable, any impairment to be recognized is measured by the amount by which the carrying amount of the asset or group of assets exceeds its respective fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Intangible assets with a definite useful life are amortized over their useful lives. For the years ended December 31, 2022, December 31, 2021, and December 31, 2020, we recorded amortization expense of $1.0 million, $1.8 million, and $0.9 million, respectively.

r.	Commitments and Contingencies

We are involved in various lawsuits and claims that arise in the normal course of business. Amounts associated with lawsuits or claims are reserved for matters in which it is believed that losses are probable and can be reasonably estimated. In addition to matter in which it is believed that losses are probable, disclosure is also provided for matters in which the likelihood of an unfavorable outcome is at least reasonably possible but for which a reasonable estimate of loss or range of loss is not possible. Legal fees are expensed as incurred.

We self-insure workers’ compensation, general liability, and auto insurance up to $0.3 million per claim for Southland Contracting, Inc., American Bridge Company, and Johnson Bros. Corporation, except in New York, which general liability is $2.0 million per claim. The policies covering Oscar Renda Contracting, Inc. and Heritage Materials, LLC have a $100 thousand deductible per claim.

As of December 31, 2022, and December 31, 2021, we had $12.8 million and $12.1 million, respectively, in self-insurance reserves.

s.	Income Taxes

Southland Holdings, with the consent of its members, elected to be taxed as an S Corporation, under the provisions of Subchapter S of the Internal Revenue Code. Southland Contracting, Inc., Johnson Bros. Corporation, Southland Mole of Canada, Southland RE Properties L.L.C., and Mole Constructors, Inc. also made “S-elections” with the consent of their respective shareholders. Renda Pacific, LLP, is treated as a partnership for federal income tax purposes and is not subject to federal income tax at the entity level. As a joint venture, Southland Mole joint venture and Southland Renda joint venture are treated as partnerships for federal income tax purposes and do not pay federal income taxes. Heritage Materials, LLC, STM JV and SA JV are disregarded entities for tax purposes; their income is attributed to their respective joint venture owners.

Under those provisions, the above companies do not pay federal corporate income taxes on their taxable income. Instead, the owners are liable for federal income taxes on their respective shares of our income. Accordingly, no provision has been made for federal income tax in the accompanying consolidated financial statements.

Southland Contracting, Inc., Southland Mole of Canada, and Mole Constructors, Inc. are subject to foreign taxes on their respective share of taxable income from operations outside of the US.

Southland Contracting, Inc., Southland Mole of Canada, and Mole Constructors, Inc. pay state taxes in the states in which their jobs are located. All other companies pay gross margin tax in Texas.

Oscar Renda Contracting, Inc. is a corporation and has not made an “S-election.” Oscar Renda Contracting, Inc. files income tax returns in the U.S. federal jurisdiction and various U.S. state jurisdictions. Oscar Renda Contracting, Inc.’s tax year-end is December 31.

American Bridge is a corporation and has not made an “S-election.” American Bridge files income tax returns in the U.S. federal jurisdiction, American Bridge’s tax year-end is December 31.

Oscar Renda Contracting of Canada, Inc., a wholly owned subsidiary of Oscar Renda Contracting, Inc., is subject to foreign taxes on their taxable income from operations outside of the U.S.

For entities subject to income tax, income taxes are recognized during the year in which transactions enter into the determination of financial statement income (loss). Any taxes on foreign income in excess of a deemed return on tangible assets of foreign corporations are accounted for as period costs. Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book carrying amount and the tax basis of assets and liabilities including net operating loss carryforwards. A valuation allowance is provided against a deferred income tax asset when it is “more likely than not” the asset will not be realized. Similarly, if a determination is made that it is “more likely than not” the deferred income tax asset will be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded. Penalties and interest are recognized as a component of the income tax provision.

Tax benefits are recognized in the consolidated financial statements for tax positions taken or expected to be taken in a tax return when it is “more likely than not” that the tax authorities will sustain the tax position solely on the basis of the position’s technical merits. Consideration is given primarily to legislation and statutes, legislative intent, regulations, rulings, and case law as well as their applicability to the facts and circumstances of the tax position when assessing the sustainability of the tax position. In the event a tax position no longer meets the “more likely than not” criteria, the tax benefit is reversed by recognizing a liability and recording a charge to earnings. Conversely, if a tax position subsequently meets the “more likely than not” criteria, a tax benefit would be recognized by reducing the liability and recording a credit to earnings.

We classify interest and penalties attributable to income taxes as part of income tax expense.

t.	Leases

Leases are recognized under Accounting Standards Codification 842, Leases (“Topic 842”). We determine whether a contract contains a lease at contract inception and classify it as either finance or operating. A contract contains a lease if there is an identified asset, and we have the right to control the asset.

Finance leases are generally those that allow us to substantially utilize or pay for the entire asset over its estimated useful life. Finance leases are recorded in property and equipment, net, and finance lease liabilities within short-term lease liabilities and long-term lease liabilities on the consolidated balance sheets. Finance lease right-of-use assets are amortized in costs of construction on a straight-line basis over the shorter of the estimated useful lives of the assets or the lease term, with the interest component for lease liabilities included in interest expense and recognized using the effective interest method over the lease term.

Operating lease right-of-use assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. Operating leases are recorded in right-of-use assets, short-term lease liabilities, and long-term lease liabilities on our consolidated balance sheets. In the consolidated statements of operations, lease expense for operating lease payments is recognized on a straight-line basis over the lease term and recorded in cost of construction for leases related to our projects or selling, general, and administrative expenses for all other leases.

Topic 842 allows lessees an option to not recognize right-of-use assets and lease liabilities arising from short-term leases. A short-term lease is defined as a lease with an initial term of 12 months or less. We elected to not recognize short-term leases as right-of-use assets and lease liabilities on the consolidated balance sheets. All short-term leases which are not included on our consolidated balance sheets will be recognized within lease expense. Leases that have an initial term of 12 months or less with an option for renewal will need to be assessed in order to determine if the lease qualifies for the short-term lease exception. If the option is reasonably certain to be exercised, the lease does not qualify as a short-term lease.

Finance and operating lease right-of-use assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Our lease liabilities are recognized based on the present value of the remaining fixed lease payments, over the lease term, using a discount rate. For the purpose of lease liability measurement, we consider only payments that are fixed and determinable at the time of commencement. Some leasing arrangements require variable payments that are dependent upon usage or output, or may vary for other reasons, such as insurance or tax payments. Any variable payments are expensed as incurred. We use our incremental borrowing rate at the commencement date in determining the present value of the lease payments for all asset classes, unless the implicit rate is readily determinable. Our lease terms may include options to extend or terminate the lease and are recognized when it is reasonably certain that we will exercise that option. We have lease agreements with lease and non-lease components, which are accounted for as a single lease component for all classes of leased assets for which we are the lessee. For certain equipment leases, the portfolio approach is applied to account for the operating lease right-of-use assets and lease liabilities. Lease assets are tested for impairment in the same manner as long-lived assets used in operations. See Note 12 for additional information.

u.	Recent Accounting Pronouncements

In December 2019, FASB issued ASU 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes (“Update 2019-12”), which removes certain exceptions for investments, intra-period allocations and interim tax calculations and adds guidance to reduce complexity in accounting for income taxes. Update 2019-12 was adopted as of January 1, 2021. The various amendments in Update 2019-12 are applied on a retrospective basis, modified retrospective basis and prospective basis, depending on the amendment. Our adoption of Update 2019-12 did not have a material impact on our consolidated financial statements and related disclosures.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Update 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in Update 2020-04 apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. We adopted Topic 848 as of January 1, 2021. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected optional expedients for and that are retained through the end of the hedging relationship. The provisions in Update 2020-04 are effective upon issuance and can be applied prospectively through December 31, 2022. Interest on the Second Amended and Restated Credit Facility accrues at an annual rate of LIBOR. Our adoption of Update 2020-04 did not have a material impact on our consolidated financial statements and related disclosures. Our other outstanding debt uses the Secured Overnight Financing Rate (“SOFR”), and we do not have any other agreements that use LIBOR outside of our revolving credit facility.

In June 2016, FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, (“Topic 326”). The standard requires the immediate recognition of estimated credit losses expected to occur over the life of financial assets rather than the current incurred loss impairment model that recognizes losses when a probability threshold is met. Topic 326 is effective for annual periods beginning after January 1, 2023, and interim periods within those fiscal years. The implementation of Topic 326 in 2023 will not have a material impact on our consolidated financial statements given the nature of our contracts and our historical loss experience.

3.	Business Combinations

American Bridge Holding Company and Subsidiaries

On September 30, 2020, Southland acquired 100% of the common stock of American Bridge for approximately $20.0 million.

The acquisition of American Bridge, a builder of specialty construction projects, will allow us to grow our business through new technical expertise, customers, and equipment. During the year ended December 31, 2020, we incurred acquisition costs of $5.0 million that were recorded in selling, general, and administrative costs.

As required by the terms of the acquisition related agreements, Southland assumed the obligation to complete American Bridge’s contract backlog under an agreement with the sureties of American Bridge. In consideration for assuming the obligation of completing the contract backlog in accordance with the performance bonds in place at the transaction date, the sureties contributed $225.0 million to American Bridge. The $225.0 million was restricted to funding the ongoing construction costs of completing the contract backlog. As of December 31, 2022, with respect to the cash contributed by the sureties at the acquisition date, there are no restricted cash and cash equivalents in the accompanying consolidated balance sheets.

The $225.0 million contributed from the sureties represent advance payments related to the completion of the contract backlog and other additional contingencies. Accordingly, these amounts have been classified as contract liabilities and in other noncurrent liabilities. Consistent with the negotiation with the sureties as part of the American Bridge acquisition, approximately $154.0 million was allocated to the individual contracts within the backlog and the remaining approximately $71.0 million was identified as additional contingencies to address various risks that could materialize as the contract backlog is completed, as well as to cover overheads and indirect costs required to finish the projects acquired under the terms of the agreement with the sureties. The $225.0 million is recorded as revenue as construction progresses and risk reduces in accordance with the percentage completion of the related contracts acquired under the terms of the agreement with the sureties. For the years ended December 31, 2022, and December 31, 2021, approximately $34.1 million and $123.3 million, respectively, of the $225.0 million was recognized as revenue. As of December 31, 2022, approximately $17.8 million of contract liabilities and $1.0 million of other noncurrent liabilities remain.

American Bridge’s investment in joint ventures is primarily comprised of the forecasted recovery of a claim in connection to the Tappan Zee Constructors (“TZC”) joint venture. In order to estimate fair value of the investment in subsidiaries, the Tappan Zee investment balance has been discounted to present value using a 4% discount rate and four-year term, which is estimated to be the amount of time for the claim to settle. In accordance with the terms of the acquisition related agreements, the sureties contributed an additional $7.5 million to the American Bridge to partially fund outstanding partner capital calls for the TZC joint venture. This contribution by the sureties was made in exchange for a portion of American Bridge’s percentage share in the claim recovery in excess of $15.0 million. American Bridge has priority to collect the first $15.0 million with the remainder shared on an equal basis with the sureties. Accordingly, an accrued liability to the sureties is recorded at approximately $43.0 million as is reported in other noncurrent liabilities as of the transaction date.

The table below represents the purchase price consideration and fair values of the assets acquired and liabilities assumed and includes the $225 million received from sureties discussed above. During 2021, the purchase price allocation was finalized with no material change to the allocation below.

The American Bridge acquisition was accounted for as a business combination under the acquisition method of accounting. When determining the fair values of assets acquired and liabilities assumed, management made estimates, judgments and assumptions. These estimates, judgments and assumptions and valuation of the tradename, backlog, and property and equipment were finalized as of December 31, 2021. The assets acquired and liabilities assumed are included in the Company’s Transportation segment. The following table summarizes the consideration transferred and the estimated fair value of identified assets acquired and liabilities assumed at the date of acquisition:

Assets Acquired and Liabilities Assumed as of:
(Amounts in thousands)	September 30, 2020
Cash and cash equivalents	$9,133
Restricted cash	99,978
Receivables - contract	59,231
Accounts receivable, net	137,743
Investments	95,022
Costs to fulfill contract, net	1,654
Other current assets	4,128
Property and equipment, net	20,520
Intangible assets, net of accumulated amortization	5,913
Other noncurrent assets	159
Accounts Payable	(32,145)
Other noncurrent liabilities	(6,473)
Accrued Liabilities	(88,245)
Contract Liabilities	(286,238)
Deferred tax liabilities	(380)
Total identifiable net assets	$20,000

Heritage Materials

On March 5, 2021, Southland entered into an agreement to acquire the 20% interest in Heritage Materials owned by Gilgal Stones, L.L.C. (“Gilgal”) for $150,000. Prior to this transaction, Southland owned an 80% controlling partnership interest in Heritage Materials. As a result of the transaction, Heritage Materials became a wholly owned subsidiary of Southland. At the time of the transaction, Heritage Materials had a members’ deficit balance, of which $3.9 million was attributable to Gilgal and reported as non-controlling members’ capital. The carrying amount of the noncontrolling members’ capital attributable to Gilgal has been adjusted by $3.8 million to reflect Southland’s 20% increased ownership in Heritage Materials and Southland’s members’ capital has been decreased by $3.8 million to reflect the carrying amount of the Gilgal interest acquired and the $150 thousand of cash paid by Southland to Gilgal.

We incorporate the operations of Heritage Materials into our Transportation segment.

4.	Investment in Joint Ventures

American Bridge Holding Company and Subsidiaries

American Bridge enters into various joint venture agreements with unrelated parties for completion of certain construction projects to mitigate risk or add additional competencies or capacity.

These construction related joint ventures are accounted for using the equity method for balance sheets reporting and the proportional consolidation method for statements of operations reporting.

American Bridge entered into the TZC joint venture with Fluor Enterprises, Inc., Granite Construction Northeast, Inc., and Traylor Bros., Inc., for the purpose of constructing the new Tappan Zee Bridge in New York. American Bridge has a 23.33% membership in the joint venture.

American Bridge entered into the Forth Crossing Bridge Constructors (“FCBC”) joint venture with HOCHTIEF Solutions AG, Dragados S.A. and Morrison Construction for the purpose of constructing the Forth Replacement Crossing Bridge in Scotland. American Bridge has a 28% partnership interest in the joint venture.

American Bridge entered into a joint venture with Skanska USA Civil Southeast, Inc. and Nova Group, Inc., forming EHW Constructors JV (“EHW”) for the purpose of constructing a large-diameter steel pile supported precast and cast-in-place concrete wharf that supports a large structural steel building. American Bridge has a 35% partnership interest in the joint venture.

Summarized and unaudited financial information of the noncontrolled joint ventures as of and for the years ended December 31, 2022, December 31, 2021 and December 31, 2020, is as follows:

	As of and for the year ended
(Amounts in thousands)	December 31, 2022
	Assets	Liabilities	Revenues	Income (loss)
FCBC	$3,256	$11,509	$(1,555)	$(3,949)
TZC	530,834	22,770	(17,816)	337
EHW	415	167	0	(5)

	As of and for the year ended
(Amounts in thousands)	December 31, 2021
	Assets	Liabilities	Revenues	Income (loss)
FCBC	$2,574	$11,419	$6,380	$6,019
TZC	551,074	43,290	(9,337)	(56)
EHW	461	208	-	(5,706)

	As of and for the year ended
(Amounts in thousands)	December 31, 2020
	Assets	Liabilities	Revenues	Income (loss)
FCBC	$3,872	$18,792	$-	$1
TZC	570,780	62,996	6,536	(67)
EHW	794	(30)	-	-

American Bridge has recognized the following as of and for the years ended December 31, 2022, December 31, 2021 and December 31, 2020.

	As of and for the year ended
(Amounts in thousands)	December 31, 2022
	Revenue	Income (loss)	Equity
FCBC	$(435)	$(1,106)	$(2,311)
TZC	(4,157)	79	108,509
EHW	-	(2)	87
Total	$(4,592)	$(1,029)	$106,285

	As of and for the year ended
(Amounts in thousands)	December 31, 2021
	Revenue	Income (loss)	Equity
FCBC	$1,787	$1,686	$(2,477)
TZC	(2,179)	(13)	104,259
EHW	-	(200)	89
Total	$(392)	$1,473	$101,871

	As of and for the year ended
(Amounts in thousands)	December 31, 2020
	Revenue	Income (loss)	Equity
FCBC	$-	$1	$(4,178)
TZC	1,525	(16)	100,263
EHW	-	-	288
Total	$1,525	$(15)	$96,373

For TZC, the investment balance is substantially comprised of the forecasted recovery of a claim which has been adjusted to a present value of $108.5 million and $104.3 million for 2022 and 2021, respectively. As of September 30, 2020, American Bridge entered into an arrangement with an external party to share in the future proceeds of this claim. American Bridge had recorded a liability to the external party in the amount of $47.2 million and $45.4 million as of December 31, 2022 and December 31, 2021, respectively.

Oscar Renda Contracting of Canada, Inc.

Oscar Renda Contracting of Canada, Inc. (“ORCC”) enters into various joint venture agreements with unrelated parties for completion of certain construction projects.

These construction related joint ventures are accounted for using the equity method for balance sheet reporting and the proportional consolidation method for statements of operations reporting.

ORCC entered into the Red River Solutions GP (“RRSGP”) joint venture with AECON, Inc. for the purpose of constructing the new North End Sewage Treatment Plant during June of 2019. ORCC has a 50% membership in the joint venture.

Summarized and unaudited financial information of the noncontrolled joint ventures as of and for the year ended December 31, 2022 and December 31, 2021 is presented below. This joint venture was not material for the year ended December 31, 2020.

	As of and for the year ended
(Amounts in thousands)	December 31, 2022
	Assets	Liabilities	Revenues	Income
RRSGP	$34,596	$19,670	$60,130	$12,165

	As of and for the year ended
(Amounts in thousands)	December 31, 2021
	Assets	Liabilities	Revenues	Income
RRSGP	$9,468	$5,999	$17,515	$3,502

ORCC has recognized the following as of and for the year ended December 31, 2022 and December 31, 2021.

	As of and for the year ended
(Amounts in thousands)	December 31, 2022
	Revenue	Income	Equity
RRSGP	$30,106	$6,021	$7,439

	As of and for the year ended
(Amounts in thousands)	December 31, 2021
	Revenue	Income	Equity
RRSGP	$8,762	$1,752	$1,739

5.	Fair Value of Investments

Fair values of investments measured on a recurring basis as of December 31, 2022, and December 31, 2021, were as follows:

	December 31, 2022
(Amounts in thousands)	Fair Value	Level 1	Level 2	Level 3
Marketable Securities
Common Stocks	$8	$8	$-	$-
Total	8	8	-	-
Investments Noncurrent
Private Equity	3,261	-	-	3,261
Total noncurrent	3,261	-	-	3,261
Overall Total	$3,269	$8	$-	$3,261

	December 31, 2021
(Amounts in thousands)	Fair Value	Level 1	Level 2	Level 3
Marketable Securities
Common Stocks	$12	$12	$-	$-
Total	12	12	-	-
Investments Noncurrent
Private Equity	3,925	-	-	3,925
Total noncurrent	3,925	-	-	3,925
Overall Total	$3,937	$12	$-	$3,925

Assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2022, and December 31, 2021:

(Amounts in thousands)	Private Equity	Total
Balance - January 1, 2022	$3,925	$3,925
Total gains (losses) (realized / unrealized):
In Earnings:	263	263
Purchases, issuances, and sales:
Purchases	131	131
Sales	(1,058)	(1,058)
Balance - December 31, 2022	$3,261	$3,261

(Amounts in thousands)	Private Equity	Total
Balance - January 1, 2021	$2,575	$2,575
Total gains (losses) (realized / unrealized):
In Earnings:	1,134	1,134
Purchases, issuances, and sales:
Purchases	391	391
Sales	(175)	(175)
Balance - December 31, 2021	$3,925	$3,925

6.	Investing Activities

All securities are trading securities and are presented in the consolidated financial statements at fair value. For purposes of determining realized gains and losses, the cost of securities sold is based on specific identification.

All unrealized and realized gains and losses, including interest and dividends from investing activities, are included in the consolidated statements of operations within “gain (loss) on investments, net.”

Cost and fair value of marketable securities as of December 31, 2022, was as follows.

(Amounts in thousands)	Amortized Costs	Net gains	Fair value
Common stocks	$-	$8	$8
Total	$-	$8	$8

We did not have any held to maturity marketable securities as of December 31, 2022.

Cost and fair value of noncurrent marketable securities as of December 31, 2022, and December 31, 2021, was as follows:

(Amounts in thousands)	Amortized Costs	Net gains	Fair value
Private equity	$688	$2,573	$3,261
Total	$688	$2,573	$3,261

(Amounts in thousands)	Amortized Costs	Net gains	Fair value
Private equity	$1,615	$2,310	$3,925
Total	$1,615	$2,310	$3,925

The noncurrent investments are in certain fairly-illiquid private equity funds. These equity funds are presented within the investments line on our consolidated balance sheets. The private equity funds invest in selected equity investments. Opportunities for redemption are limited and depend on locating another investor to purchase the interest that we desire to sell. As of December 31, 2022, and December 31, 2021, we had unfunded commitments to invest $1.5 million and $1.6 million, respectively. During the year ended December 31, 2022, we did not recognize a net gain or loss from the sale of trading securities. During the year ended December 31, 2021, we did not recognize a net gain or loss from the sale of trading securities. During the year ended December 31, 2020, we recognized a net loss of trading securities of $0.2 million. These balances are included within investments on the consolidated balance sheets.

7.	Revenue

Revenue is recognized over time using the input method in accordance with ASC 606, measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because we believe expended cost to be the best available measure of progress on contracts.

Our contracts are primarily in the form of firm fixed-price and fixed-price per unit. A large portion of our contracts have scope defined adequately, which allows us to estimate total contract value upon the signing of a new contract. Upon signing a new contract, we allocate the total consideration across various contractual promises to transfer a distinct good or service to a customer. These are grouped into specific performance obligations. This process requires significant management judgement. Most of our contracts have a single performance obligation. For contracts with multiple performance obligations, we allocate the total transaction price based on the estimated standalone selling price, which is the total project costs plus a budgeted margin percentage, for each of the performance obligations.

Revenue is recognized when, or as, the performance obligations are satisfied. Our contracts do not include a significant financing component. Costs to obtain contracts are generally not significant and are expensed in the period incurred.

Estimating cost to complete long-term contracts involves a significant amount of estimation and judgement. For long-term contracts, we use the calculated transaction price, estimated cost to complete the project, and the total costs incurred on the project to date to calculate the percentage of the project that is complete. The costs to complete the project and the transaction price can change due to unforeseen events that can either increase or decrease the margin on a particular project.

Our contract structure allows for variable consideration. A significant portion of this variable consideration comes in the form of change order and claims. Other variable consideration can include volume discounts, performance bonuses, incentives, liquidated damages, and other terms that can either raise or lower the total transaction price. We estimate variable consideration based on the probability of being entitled to collection of specific amounts. We include amounts that we believe we have an enforceable right to collect based on our probability of success with specific claims or contractual rights. Our estimates of total variable consideration rely on all available information about our customer including historical, current, and forecasted information.

Many of our contracts require contract modifications resulting from a change in contract scope or requirements. Change orders are issued to document changes to the original contract. We can have approved and unapproved change orders. Unapproved change orders are contract modifications for which we or our customers have not agreed to terms, scope and price. Contract modifications are necessary for many reasons, including but not limited to, changes to the contract specifications or design from the customer, modification to the original scope, changes to engineering drawings, or other required deviation from the original construction plan. Contract modifications may also be necessary for reasons including, but not limited to, other changes to the contract which may be out of our control, such as rain or other weather delays, incomplete, insufficient, inaccurate engineering drawings, different site conditions from information made available during the estimating process, or other reasons. An unapproved change order may turn into a formal claim if we cannot come to an agreement with the owner but are contractually entitled to recovery of costs and profits for work performed. Costs incurred related to contract modifications are included in the estimated costs to complete and are treated as project costs when incurred. Unless the contract modification is distinct from the other goods and services included within the project, the contract modification is accounted for as part of the existing contract. The effect of any modifications on the transaction price, and our measure of the percentage-of-completion on specific performance obligations for which the contract modification relates, is recognized as a cumulative catch-up adjustment to revenue recognized. In some cases, contract modifications may not be fully settled until after the completion of work as specified in the original contract.

We review and update our contract estimates regularly. Any adjustments in estimated profit on contracts is recognized under the cumulative catch-up method. Under this method, the cumulative impact of the profit adjustment is recognized in the period the adjustment is identified. Revenue and profit in future periods are then recognized using an updated estimate that uses inputs consisting of the remaining transaction price, the remaining contract term, and the remaining costs to be incurred on the project.

If a contract is deemed to be in a loss position, the projected loss is recognized in full, including any previously recognized margin, in the period in which the change in estimate is made. Losses are recognized as an accrued loss provision on the consolidated balance sheets in the accrued liabilities caption. For contract revenue after the date that the loss is accrued, the accrued loss provision is adjusted so that the gross profit for the contract remains zero in future periods.

As of December 31, 2022, and December 31, 2021, we have $144.2 million and $188.2 million, respectively, of unapproved contract modifications included within our various projects’ transaction prices. These modifications are in negotiation with our customers or other third parties.

We estimate the likelihood of collection during the bidding process for new contracts. Customers with history of late or non-payment are avoided in the bidding process. We consider the necessity for write-down of receivable balances in conjunction with GAAP when evaluating our estimates of transaction price and estimated costs to complete our projects.

We bill our customers in conjunction with our contract terms. Our contracts have three main categories, (i) contracts that are billed based on a specific timeline, (ii) contracts that are billed upon the completion of certain phases of work, or milestones, and (iii) contracts that are billed as services are provided. Some of our contracts are billed following the recognition of certain revenue. This creates an asset on our consolidated balance sheets captioned contract assets. Other contracts schedules allow us to bill customers prior to recognizing revenue. These contracts create a liability on our consolidated balance sheets captioned “contract liabilities.”

We segregate our business into two reportable segments: Transportation and Civil. Our CODM uses these segments in order to operate the business. Our segments offer different specialty infrastructure projects. Our CODM regularly reviews our operating and financial performance based on these segments.

Each of our reportable segments is composed of similar business units that specialize in specialty infrastructure projects that are unique.

Our business is managed using revenue and gross profit primarily. Our CODM regularly uses this information to review operating results, plan future bids, allocate resources, target customers, and plan future growth and capital allocations. To determine reportable segment gross profit, certain allocations, including allocations of shared and indirect costs, such as facility costs, equipment costs, and indirect operating expenses, were made.

Our Civil segment is comprised of Oscar Renda Contracting, Inc., Mole Constructors, Inc., Southland Contracting, Inc., Southland Holdings, LLC, Renda Pacific, LLC, Southland Renda JV, Southland RE Properties, Oscar Renda Contracting Canada, Southland Mole of Canada, Southland Technicore Mole joint venture, and Southland Astaldi joint venture. This segment focuses on projects that include the design and construction of water pipeline, pump stations, lift stations, water and wastewater treatment plants, concrete and structural steel, outfall, and tunneling.

Our Transportation segment is comprised of American Bridge, Heritage Materials, LLC, and Johnson Bros. Corporation. This segment operates throughout North America and specializes in services that include the design and construction of bridges, roadways, marine, dredging, ship terminals, and piers, and specialty structures and facilities.

Total assets by segment is not presented as our CODM, as defined by ASC 280, does not review or allocate resources based on segment assets. We do not have material intersegment revenue or gross profit. Joint ventures are classified into the segment with which the projects align.

Segment Revenue

Revenue by segment for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, was as follows:

	Year Ended
(Amounts in thousands)	December 31, 2022		December 31, 2021		December 31, 2020
		% of Total		% of Total		% of Total
Segment	Revenue	Revenue	Revenue	Revenue	Revenue	Revenue
Civil	$305,324	26.3%	$391,629	30.6%	$368,588	34.8%
Transportation	856,107	73.7%	887,557	69.4%	689,348	65.2%
Total Revenue	$1,161,431	100.0%	$1,279,186	100.0%	$1,057,936	100.0%

Segment Gross Profit

Gross profit by segment for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, was as follows:

	Year Ended
(Amounts in thousands)	December 31, 2022		December 31, 2021		December 31, 2020
		% of Segment		% of Segment		% of Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue	Gross Profit	Revenue
Civil	$45,464	14.9%	$40,913	10.4%	$58,314	15.8%
Transportation	95,470	11.2%	73,275	8.3%	35,086	5.1%
Gross Profit	$140,934	12.1%	$114,188	8.9%	$93,400	8.8%

Revenue earned outside of the United States was 7% for the year ended December 31, 2022, 9% for the year ended December 31, 2021, and 4% for the years ended December 31, 2020.

8.	Cost and Estimated Earnings on Uncompleted Contracts

Contract assets as of December 31, 2022, and December 31, 2021, consisted of the following:

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Costs in excess of billings	$480,825	$356,495
Costs to fulfill contracts, net	32,081	18,129
Contract assets	$512,906	$374,624

Costs and estimated earnings on uncompleted contracts were as follows as of December 31, 2022, and December 31, 2021:

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Costs incurred on uncompleted contracts	$6,874,709	$7,887,047
Estimated earnings	398,917	847,786
Costs incurred and estimated earnings	7,273,626	8,734,833
Less: billings to date	(6,924,358)	(8,489,624)
Costs to fulfill contracts, net	32,081	18,129
Net contract position	$381,349	$263,338

Our net contract position is included on the consolidated balance sheets under the following captions:

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Contract assets	$512,906	$374,624
Contract liabilities	(131,557)	(111,286)
Net contract position	$381,349	$263,338

As of December 31, 2022 and December 31, 2021, we have recorded $260.8 million and $210.2 million, respectively, related to claims. The classification of these amounts are represented on the consolidated balance sheets as of the years ended December 31, 2022 and December 31, 2021, as follows:

(Amounts in thousands)	December 31, 2022	December 31, 2021
Costs in excess of billings	$156,127	$105,102
Investments	104,643	105,124
Claims asset total	$260,770	$210,226

On January 1, 2022, we had contract liabilities of $111.2 million, of which $102.5 million was recognized as revenue during the year ended December 31, 2022.

On January 1, 2021, we had contract liabilities of $284.8 million, of which $161.6 million was recognized as revenue during the year ended December 31, 2021.

9.	Property and Equipment

As of December 31, 2022, and December 31, 2021, property and equipment consisted of the following:

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Land	$6,211	$6,296
Buildings	31,225	33,642
Auto and trucks	29,967	29,343
Machinery and equipment	304,501	291,889
Assets in progress	162	15,427
Office and safety equipment	1,244	1,244
Property and equipment, at cost	373,310	377,841
Less: accumulated depreciation	(259,226)	(221,810)
Property and equipment, net	$114,084	$156,031

For the years ended December 31, 2022, December 31, 2021, and December 31, 2020, we recorded depreciation expense of $44.6 million, $45.0 million, and $38.5 million, respectively.

10.	Intangibles

For the year ended December 31, 2022, we performed a qualitative analysis of our indefinite-lived intangible asset and goodwill and noted no indicators of impairment. Through our analysis, we determined that it is not more likely than not that the carrying value of our indefinite-lived intangible asset and goodwill exceeded its fair value. We had goodwill of $1.5 million as of December 31, 2022, and December 31, 2021.

As of December 31, 2022, and December 31, 2021, intangible assets, net consisted of the following:

	As of December 31, 2022
(Amounts in thousands; except years)	Weighted-Average Remaining Amortization Period (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived intangible assets:
Trademarks		$1,180	$-	$1,180

Finite-lived intangible assets:
Backlog	0.7	4,732	3,694	1,038

Total intangible assets, net		$5,912	$3,694	$2,218

	As of December 31, 2021
(Amounts in thousands; except years)	Weighted-Average Remaining Amortization Period (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived intangible assets:
Trademarks		$1,180	$-	$1,180

Finite-lived intangible assets:
Backlog	1.7	4,732	2,697	2,035

Total intangible assets, net		$5,912	$2,697	$3,215

We recorded amortization of intangible assets of $1.0 million, $1.8 million, and $0.9 million for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively.

11.	Long-Term Debt

Long-term debt and credit facilities consist of the following as of December 31, 2022, and December 31, 2021:

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Secured notes	$177,914	$215,622
Mortgage notes	901	1,089
Revolving credit facility	95,000	20,000
Equipment notes	31	540
Total debt	273,846	237,251
Unamortized deferred financing costs	(246)	(321)
Total debt, net	273,600	236,930
Current portion	46,322	41,333
Total long-term debt	$227,278	195,597

The weighted average interest rate on total debt outstanding as of December 31, 2022, and December 31, 2021, was 4.02% and 2.85%, respectively.

As of December 31, 2022, our fleet of equipment was subject to liens securing our debt.

We are currently in compliance with all applicable debt covenants.

Revolving Credit Facility

In July 2021, we entered into a revolving credit agreement with Frost Bank for $50.0 million. As of December 31, 2022, the revolving credit facility agreement had been amended and increased to $100 million. The revolving credit facility agreement bears interest on drawn balances at 1-month SOFR, subject to a floor of 0.90%, plus an applicable margin rate of 2.10%. As of December 31, 2022, $95 million was drawn on the revolver, and we had $5 million available.

Secured Notes

We enter secured notes in order to finance growth within our business. As of December 31, 2022, we had secured notes expiring between November 2023 and May 2030. Interest rates on the secured notes range between 1.29% and 6.50%.

Mortgage Notes

We enter mortgage notes in order to finance growth within our business. As of December 31, 2022, we had mortgage notes expiring between October 2023 and February 2029. Interest rates on the mortgage notes range between 3.84% and 5.99%.

Equipment OEM Notes

We enter equipment notes in order to complete certain specialty construction projects. As of December 31, 2022, we had equipment notes expiring in April 2023. As of December 31, 2022, there is no interest rate on any of our equipment notes.

Debt Maturity

Future long-term maturities are as follows for the years ended December 31:

Year Ended
(Amounts in thousands)	December 31,
2023	$46,322
2024	138,428
2025	50,348
2026	26,272
2027	1,447
Thereafter	11,029
Total	$273,846

12.	Leases

We have operating and finance leases for corporate offices, construction site related real estate, and construction equipment.

The components of lease cost for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, are as follows:

	For the Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Finance leases
Amortization of finance leases	$7,580	$4,912	$4,538
Interest on lease liabilities	547	749	856
Total finance lease cost	8,127	5,661	5,394
Operating lease cost	18,874	18,962	12,119
Short-term lease cost	22,710	21,134	18,072
Total lease cost	$49,711	$45,757	$35,585

Lease costs for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, included minimum rental payments under operating leases recognized on a straight-line basis over the term of the lease.

Other information related to leases for the years ended December 31, 2022, and December 31, 2021, and December 31, 2020, are as follows:

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$18,769	$18,946	$12,164
Financing cash flows for finance leases	547	749	856
Operating cash flows for finance leases	8,157	4,716	4,124
Operating leases
ROU assets obtained in exchange for lease liabilities	19,558	12,391	12,854
Finance leases
ROU assets obtained in exchange for lease liabilities	-	3,660	22,479

Additional information related to our operating leases for the year ended December 31, 2022, is as follows:

Weighted average remaining lease term (in years)	1.6
Weighted average discount rate	3.00%

Additional information related to our finance leases for the year ended December 31, 2022, is as follows:

Weighted average remaining lease term (in years)	2.0
Weighted average discount rate	4.80%

The following tables set forth supplemental consolidated balance sheets information related to operating and finance leases as of December 31, 2022, and December 31, 2021:

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021
Operating leases
Operating lease right-of-use assets	$16,893	$15,816
Short-term operating lease liabilities	11,844	11,891
Long-term operating lease liabilities	4,696	3,430
Total operating lease liabilities	16,540	15,321
Finance leases
Property and equipment	25,890	26,243
Accumulated amortization	(17,231)	(9,770)
Property and equipment, net	8,659	16,473
Short-term lease liabilities	4,728	8,157
Long-term lease liabilities	5,336	10,066
Total finance lease liabilities	$10,064	$18,223

Maturities of non-cancellable operating and financing leases as of December 31, 2022, are summarized in the table below:

	Year Ended
(Amounts in thousands)	Finance Leases	Operating Leases	Total
2023	$5,066	$12,124	$17,190
2024	5,037	3,406	8,443
2025	419	1,020	1,439
2026	-	196	196
2027	-	149	149
Thereafter	-	38	38
Total	10,522	16,933	27,455
Less: present value discount	(458)	(393)	(851)
Lease liability	$10,064	$16,540	$26,604

Practical Expedients

We elected the package of practical expedients for adoption of the leases standard permitted under the transition guidance. The expedients allow us to carry forward historical lease classification, indirect costs, and the original determination of whether or not a contract contained an embedded lease.

13.	Preferred Stock

Series A Preferred Stock: As of December 31, 2022, and December 31, 2021, Oscar Renda Contracting, Inc., (“Oscar Renda”), had 17.0 million shares of Series A preferred stock outstanding. The Series A preferred stock has a par value of $1 and cumulative dividends payable annually at the prime rate published in the Wall Street Journal. The redemption rate of $1 per share is subject to a Board of Directors vote.

Series B Preferred Stock: As of December 31, 2022, and December 31, 2021, Oscar Renda had 7.4 million shares of Series B preferred stock outstanding. Series B preferred stock has a par value of $1 and cumulative dividends payable annually at the prime rate published in the Wall Street Journal. The redemption rate of $1 per share is subject to a Board of Directors vote.

During the year ended December 31, 2021, the Board of Directors approved the redemption of 1.6 million of Series B preferred stock for the forgiveness of accounts receivable due from holders of preferred stock at $1 per share. There were not any Series B preferred shares forgiven during the year ended December 31, 2022.

14.	Income Taxes

Due to the “S-elections” of many of our subsidiaries, our subsidiaries are generally passthrough entities for federal income tax purposes except for Oscar Renda Contracting, Inc., Southland Contracting, Inc., American Bridge, Mole Constructors, Inc, and Southland Mole of Canada which are subject to foreign taxes on their respective share of taxable income from operations outside of the U.S.

For consolidated financial statement purposes, we report our income under the input method, and for income tax purposes, we report our income under the percentage-of-completion method Deferred income taxes arise from timing differences resulting from income and expense items reported in different years for financial accounting and tax purposes. Deferred taxes are classified as noncurrent. The primary differences between the statutory income tax rates and our effective tax rate are due to the pass-through status of various consolidated entities, the tax differential on non-U.S. earnings, the impact of U.S. GILTI, and changes in valuation allowance recorded on certain deferred tax assets.

For the years ended December 31, 2022, December 31, 2021, and December 31, 2020, we recorded tax expense as follows:

	Year ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Current income tax
Federal	$9,079	$7,481	$6,725
State	4,493	1,125	2,907
Foreign	1,821	2,092	(433)
Deferred income tax
Federal	(499)	18,330	(12,499)
State	(1,059)	2,421	(2,434)
Foreign	(914)	(1,798)	2,077
Valuation allowance	369	(18,706)	13,063
Total tax expense	$13,290	$10,945	$9,406

	Year ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Statutory rate	$15,947	$11,020	$8,307
Untaxable earnings	(2,115)	12,073	(320)
State income taxes - net of federal benefit	77	3,911	(457)
Change in valuation allowances	369	(18,706)	13,063
Effect of foreign tax credits	(2,493)	(327)	4,358
Effect of uncertain tax positions	1,355	2,709	-
Ratable allocation related to acquisition	-	-	(19,608)
Prior year true-ups	196	-	5,191
Effect of GILTI Inclusion	3,863	-	-
Effect of deferred true-ups	(3,572)	-	-
Other	(337)	265	(1,128)
Income tax expense	$13,290	$10,945	$9,406

The Federal statutory tax rate is 21%. Southland effective tax rate was 17.6%, 20.9%, and 23.8% for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively. The largest difference in our tax rate was that Southland and multiple of our affiliates have elected to be S corporations which are not subject to federal taxes. A summary reconciliation between the federal statutory rate and our effective rate is below:

	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020
Statutory rate	21.0%	21.0%	21.0%
Untaxable earnings	(2.8)%	23.0%	(0.8)%
State income taxes - net of federal benefit	0.1%	7.5%	(1.2)%
Change in valuation allowances	0.5%	(35.6)%	33.0%
Effect of foreign income taxes	(3.3)%	(0.6)%	11.0%
Effect of uncertain tax positions	1.8%	5.2%	-%
Ratable allocation related to acquisition	-%	-%	(49.6)%
Prior year true-ups	0.3%	-%	13.2%
Effect of GILTI Inclusion	5.1%	-%	-%
Effect of deferred true-ups	(4.7)%	-%	-%
Other	(0.4)%	0.5%	(2.8)%
Income tax expense	17.6%	20.9%	23.8%

The following tables summarize the components of deferred income tax assets and deferred tax liabilities as of December 31, 2022, and December 31, 2021:

	Year ended
(Amounts in thousands)	December 31, 2022	December 31, 2021
Deferred tax assets:
Net operating loss carryforwards	$20,426	$23,041
Deferred compensation	1,728	2,032
Lease liability	2,225	3,754
Income from surety	1,860	5,861
Capitalized research and development expenditures	1,811	-
Other	2,052	1,435
Total deferred tax assets	30,102	36,123

Valuation allowance	(21,703)	(23,111)

Deferred tax liabilities:
Property and equipment	(2,408)	(6,575)
Intangible assets in excess of tax basis	(623)	(762)
Passthrough income / joint ventures	(975)	(2,945)
ROU asset	(2,264)	(3,875)
Other	(5,521)	(4,817)
Total deferred tax liabilities	(11,791)	(18,974)

Net deferred tax liabilities	$(3,392)	$(5,962)

As of December 31, 2022, and December 31, 2021, we have available, foreign net operating loss (“NOLs”) carryforwards that total $82.1 million and $87.0 million, respectively, related to Canada and the United Kingdom. United Kingdom NOLs do not expire. Canada NOLs will begin to expire in 2038.

Unremitted earnings of our non-U.S. subsidiaries and affiliates are deemed to be permanently reinvested and, accordingly, no deferred income tax liability has been recorded. If we were to remit any foreign earnings to the U.S., the estimated tax impact would be insignificant to the overall financials due to an earnings and profits (“E&P”) deficit.

The need for a valuation allowance is assessed on a jurisdiction by jurisdiction basis for each tax reporting group. As a result of historic losses in the US, Canada and UK, all American Bridge jurisdictions have a full valuation allowance against the net deferred tax assets aside from the US deferred tax liability related to the indefinite-lived intangible asset. There is no valuation allowance recorded on Southland Mole of Canada or Oscar Renda Contracting as the deferred assets are considered to be “more-likely-than-not” to be realizable as of December 31, 2022. Our other entities have made “S-elections” which allows them to operate as pass-through entities for our members and noncontrolling interests. As such, these entities do not have deferred tax assets or liabilities.

As of December 31, 2022, and December 31, 2021, we reserved $4.1 million and $2.7 million, respectively related to uncertain tax positions. As of December 31, 2022 and December 31, 2021, $0.5 million and $0.0 million, respectively, were recorded for interest and penalties. As of December 31, 2022, and December 31, 2021, we had uncertain tax positions as follows:

	Year ended
(Amounts in thousands)	December 31, 2022	December 31, 2021
Balance at beginning of period	$2,708	$-
Additions to current year tax positions	1,355	2,708
Balance at end of period	$4,063	$2,708

As of December 31, 2022, it is not possible to reasonably estimate the expected change to the total amount of unrecognized tax benefits in the next twelve months.

We are subject to taxation in the United States, various states, and foreign jurisdictions. We remain subject to examination by tax authorities for 2013 and 2014, due to the carryback of net operating losses enabled by the CARES Act, and for tax years 2019 – 2022. American Bridge is currently under IRS audit for tax year ended December 31, 2018.

On August 16, 2022, the Inflation Reduction Act (“IRA”) was enacted in the United States. Among other provisions, the IRA included a new 15% Corporate Alternative Minimum Tax (“CAMT”) for corporations with financial income in excess of $1 billion and a 1% excise tax on corporate share repurchases. The CAMT is effective for tax years beginning on or after January 1, 2023. As of December 31, 2022, the excise tax on corporate share repurchases is not expected to impact the Company as the Company has no plans for repurchases in the coming year.

15.	Multiemployer Plans

We are participants in various multiemployer defined benefit pension plans under the terms of collective bargaining agreements covering our union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be required to be assumed by the remaining participating employers.

c.	If we choose to stop participating in any of our multiemployer plans, we may be required to pay those plans a withdrawal amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The following are the multiemployer plans providing pension benefits in which we participate:

A.	Northwest Ironworkers Retirement Trust – Seattle, Washington

B.	IUOE Local 302 & 612 Construct – WA State

C.	Carpenters Trust of Western Washington Local 196

D.	Iron Workers Union Security Funds

E.	Excavators Union Local 731 Pension Fund

F.	Carpenters District Council of Kansas City Pension Fund

G.	California Ironworkers Field Pension Fund

H.	Ironworkers Pension Plan of Western Pennsylvania

I.	Teamsters Local 282 Pension Trust Fund

Plan	EIN/ Pension Plan #	Latest 5500 Year Ending	Pension Protection Act Zone Status - 2022 (a)	Pension Protection Act Zone Status - 2021 (a)	FIP/RP Status Pending / Implemented (b)	2022 Contributions (Amounts in thousands)	2021 Contributions (Amounts in thousands)	Surcharge Imposed	Expiration Date of CBA
A	91-6123688	6/30/2021	G	G	No	$731	$2,564	No	6/30/2023
B	91-6028571	12/31/2021	G	G	No	544	616	No	5/31/2023
C	91-6029051	12/31/2021	G	G	No	572	507	No	5/31/2023
D	51-6102576	12/31/2021	G	G	FIP Implemented	2,996	519	No	6/30/2023
E	13-1809825	12/31/2021	G	G	No	930	324	No	4/30/2026
F	43-6108379	3/31/2021	G	G	No	-	77	No	4/30/2023
G	95-6042866	5/31/2021	G	G	No	111	87	No	12/31/2024
H	25-1283169	12/31/2021	G	G	No	48	70	No	5/31/2023
I	11-6245313	2/28/2022	G	R	FIP Implemented	295	225	No	6/30/2023
J	11-2392157 36-6052390	2/1/2021	G	G	No	100	32	No	6/30/2023
K	91-6066773	4/1/2021	G	G	No	179	18	No	3/31/2024
L	94-6277608	6/1/2021	G	G	FIP Implemented	212	-	No	6/30/2021
M	43-6052659	10/31/2020	G	G	No	166	118	No	7/31/2023
	All Others					409	700	No	Various
						$7,293	$5,857

We did not contribute or participate as a signatory in any multiemployer plans prior to our acquisition of American Bridge in 2020.

(a)	The most recent Pension Protection Act zone status available is as of the plans’ year end. The zone status (as defined by the Pension Protection Act) represents the level at which the plan is funded. Plans in the red zone (R) are less than 65% funded; plans in the yellow zone (Y) are more than 65% funded, but less than 80% funded; plans in the green zone (G) are at least 80% funded. A multiemployer defined benefit pension plan that has been certified in the yellow or red zone may begin to levy a statutory surcharge on contribution rates. Once authorized, the surcharge is at the rate of 5% for the first 12 months and 10% for any periods thereafter. Contributing employers may eliminate the surcharge by entering into a collective bargaining agreement that meets the requirements of the applicable Funding Improvement Plan (FIP) or Rehabilitation Plan (RP). We were not required to pay any surcharges to any plans in 2022 or 2021.
(b)	The “FIP/RP Status Pending/Implemented” column indicates plans for which a FIP or RP is either pending or has been implemented.

Such plans are administered through the unions involved. Under U.S. legislation regarding such pension plans, a company is required to continue funding its proportionate share of a plan’s unfunded vested benefits, if any, in the event of a withdrawal from a plan or plan termination. We have no present intention of withdrawing from any of these plans, and we have not been informed that there is any intention to terminate such plans.

We also contribute to multiemployer plans in Canada. Contributions to those plans totaled approximately $0.0 million, $0.2 million, and $0.2 million for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively.

In addition to the aforementioned plans, we contribute to various multiemployer defined contribution plans. Total contributions to these plans during the years ended December 31, 2022, December 31, 2021, and December 31, 2020, were approximately $5.1 million, $3.2 million and $0.8 million, respectively.

We also contribute to various multiemployer health and welfare plans. Total contributions for the years ended December 31, 2022, December 31, 2021, December 31, 2020, were $7.9 million, $5.8 million and $1.5 million, respectively.

16.	Collaboration Agreement

In the past we have participated in a collaborative arrangement with S. J. Louis, Inc. (“SJ Louis”) to pursue various construction projects. The scope of services provided by us and SJ Louis would vary from project to project. When a project was successfully awarded as a result of this collaborative arrangement it would be awarded solely to us, or SJ Louis. The party that was awarded the contract would book costs incurred by, or due to, the other party as cost of construction.

17.	Related Parties

We have multiple business arrangements with related parties which include our own employees and officers. They are summarized in the table below.

(Amounts in thousands)		As of
Description	Balance sheet classification	December 31, 2022	December 31, 2021
Accounts receivable from employees	Accounts receivable, net	$181	$177
Accounts receivable from officers(1)	Accounts receivable, net	2,712	2,693
Accounts receivable from related parties	Accounts receivable, net	1,347	1,347
Accounts receivable from the preferred stockholders	Other noncurrent assets	645	128
Notes payable due to Southland Holdings Members	Long-term debt	9,069	8,912
Amounts due to collaborative arrangement	Accrued liabilities	18,534	19,030
Total related party transactions		$32,488	$32,287

(1)	Accounts receivable from officers was satisfied prior to consummating the Merger.

We and certain of our subsidiaries enter cost sharing arrangements when such an arrangement would be operationally efficient.

The relationships between us and our related parties could result in operating results or financial positions that could differ from those that would have been obtained if the companies were autonomous.

18.	Commitments and Contingencies

Litigation

In the ordinary course of business, we and our affiliates are involved in various legal proceedings alleging, among other things, liability issues or breach of contract or tortious conduct in connection with the performance of services and/or materials provided, the outcomes of which cannot be predicted with certainty. We and our affiliates are also subject to government inquiries in the ordinary course of business seeking information concerning our compliance with government construction contracting requirements and various laws and regulations, the outcomes of which cannot be predicted with certainty.

Some of the matters in which we or our joint ventures and affiliates are involved may involve compensatory, punitive, or other claims or sanctions that, if granted, could require us to pay damages or make other expenditures in amounts that are not probable to be incurred or cannot currently be reasonably estimated. In addition, in some circumstances, our government contracts could be terminated, we could be suspended or incur other administrative penalties or sanctions, or payment of our costs could be disallowed. While any of our pending legal proceedings may be subject to early resolution as a result of our ongoing efforts to resolve the proceeding, whether or when any legal proceeding will be resolved is neither predictable nor guaranteed.

Accordingly, it is possible that future developments in such proceedings and inquiries could require us to (i) adjust existing accruals, or (ii) record new accruals that we did not originally believe to be probable or that could not be reasonably estimated. Such changes could be material to our financial condition, results of operations, and/or cash flows in any reporting period. In addition to matters that are considered probable for which the loss can be reasonably estimated, disclosure is also provided when it is reasonably possible and estimable that a loss will be incurred, when it is reasonably possible that the amount of a loss will exceed the amount recorded, or a loss is probable, but the loss cannot be estimated.

Liabilities relating to legal proceedings and government inquiries, to the extent that we have concluded such liabilities are probable and the amounts of such liabilities are reasonably estimable, are recorded on the consolidated balance sheets. A certain number of the claims are insured but subject to varying deductibles, and a certain number of the claims are uninsured. The aggregate range of possible loss related to (i) matters considered reasonably possible, and (ii) reasonably possible amounts in excess of accrued losses recorded for probable loss contingencies was immaterial, as of December 31, 2022, and December 31, 2021. Our estimates of such matters could change in future periods.

Surety Bonds

We, as a condition for entering a substantial portion of our construction contracts, had outstanding surety bonds as of December 31, 2022, and December 31, 2021. We have agreed to indemnify the surety if the surety experiences a loss on the bonds of any of our affiliates.

Self-Insurance

We are self-insured up to certain limits with respect to workers’ compensation, general liability and auto liability matters, and health insurance. We maintain accruals for self-insurance retentions based upon third-party data and claims history.

19.	Remaining Unsatisfied Performance Obligations

Remaining Unsatisfied Performance Obligations (“RUPO”) consists of two components: (1) unearned revenue and (2) awarded but not started. Unearned revenue includes the revenue we expect to record in the future on in-progress contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts. Contracts that are awarded, but not yet started, are included in RUPO once a contract has been fully executed and/or we have received formal “Notice to Proceed” from the project owner.

Although RUPO reflects business that we consider to be firm, deferrals, cancellations and/or scope adjustments may occur. RUPO is adjusted to reflect any known project cancellations, revisions to project scope and cost, foreign currency exchange fluctuations and project deferrals, as appropriate.

Fixed price contracts, particularly with federal, state and local government customers, are expected to continue to represent a majority of our total RUPO.

The following schedule shows the RUPO as of December 31, 2022, and December 31, 2021:

	Year ended
(Amounts in millions)	December 31, 2022	December 31, 2021
Remaining Unsatisfied Performance Obligations	$2,973	$2,218

The Company expects to recognize approximately 48% of its RUPOs as revenue during the next twelve months, and the balance thereafter.

20.	Profit Sharing Plan

Some of our affiliates offer a voluntary 401(k) profit sharing plan and trust to their employees. Employees may elect to defer a portion of their salary to the plan. Our contributions are based on matching a percentage of employee contributions. We may make additional discretionary contributions. During the years ended December 31, 2022, December 31, 2021, and December 31, 2020, we made contributions of $1.8 million, $2.2 million, and $1.4 million, respectively.

21.	Noncontrolling Interests Holders

Southland has several controlling interests including both joint ventures and partnerships. We have controlling interests and allocate earnings and losses in those entities to the noncontrolling interest holders based on their ownership percentages.

We own an 84.7% interest in Oscar Renda as of December 31, 2022, December 31, 2021, and December 31, 2020.

We own a 65.0% interest in the Southland Technicore Mole joint venture and a 70.0% interest in the Southland Astaldi joint venture as of December 31, 2022, December 31, 2021, and December 31, 2020.

We acquired the remaining 20.0% stake in Heritage Materials during March 2021 and owned 100% of Heritage Materials as of December 31, 2022, and December 31, 2021. We owned 80.0% of Heritage Materials as of December 31, 2020.

We consolidated each of Oscar Renda Contracting of Canada, Southland Technicore Mole joint venture, and Southland Astaldi joint venture as a result of our significant influence and ownership percentage over the joint venture operations. We have fully consolidated revenue, cost of construction, and other costs on our consolidated statements of operations and balances on the consolidated balance sheets.

Revenue and net income (loss) attributable to noncontrolling interests is as follows:

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Revenue	$38,526	$59,437	$94,494
Net income (loss) attributable to noncontrolling interests	2,108	2,810	(3,516)

22.	Subsequent Events

We have evaluated subsequent events through the date the financial statements were available for issuance to determine if their occurrence after the balance sheet date requires adjustment to the financial statements or disclosures. We have concluded no such adjustment is necessary.

On February 14, 2023, as contemplated by the Agreement and Plan of Merger, dated as of May 25, 2022 (the “Merger Agreement”), by and among the Company, Legato Merger Corp. II, a Delaware corporation (“Legato II”), and Legato Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Legato II (“Merger Sub”), and as described in Legato II’s definitive proxy statement filed with the Securities and Exchange Commission on January 27, 2023, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Legato II. In connection with the transactions contemplated by the Merger Agreement, Legato II changed its name to “Southland Holdings, Inc.”